EXHIBIT B

                                           SCHRODERS

                                           Schroder Wertheim & Co.
                                           -----------------------
                                               Incorporated




                                           February 28, 1996



The Finance Committee of the
Board of Directors
Lewis Galoob Toys, Inc.
500 Forbes Boulevard
South San Francisco, CA  94080

Gentlemen:

Lewis Galoob Toys, Inc. (the "Company") proposes to offer (the "Exchange Offer") to the holders of the Company's Depositary Convertible Exchangeable Preferred Shares (the "Depositary Shares"), each of which represents 1/10th share of the Company's $17.00 Convertible Exchangeable Preferred Stock, the opportunity to exchange their Depositary Shares for shares of the Company's Common Stock, par value $.01 per share ("Common Stock"), on the basis of 1.85 shares of Common Stock for each Depositary Share so exchanged (the "Exchange Ratio"). The terms and conditions of the Exchange Offer are described in an offering circular relating to the Exchange Offer which is being mailed to holders of the Depositary Shares (the "Offering Circular").

You have requested our opinion, as investment bankers, as to the fairness of the Exchange Ratio to the holders of the Depositary Shares from a financial point of view.

In connection with our opinion set forth herein, we have, among other things:

       (i) reviewed the Offering Circular and Letter of Transmittal, dated February 28, 1996;
      (ii) reviewed the Company's registration statement on Form S-1 filed with the Securities and Exchange Commission (the "Commission") on February 6, 1996 related to the Common Stock underlying the Company's 8% Convertible Subordinated Debentures due 2000 and 172,527 warrants to purchase Common Stock;
     (iii) reviewed the Company's prospectus dated October 4, 1989, relating to the offering of the Depositary Shares as filed with the Commission;
      (iv) reviewed the Company's 1994 Annual Report on Form 10-K, the Company's 1994 Annual Report to Shareholders and the Company's Quarterly Report on Form 10-Q for the quarter and nine months ended September 30, 1995;
       (v) reviewed the Company's 1995 income statement and balance sheet for the fiscal year ended December 31, 1995, audited by Price Waterhouse, the Company's independent public accountants;
      (vi) reviewed certain internal financial statements and financial operating data concerning the Company prepared by management of the Company;
     (vii) reviewed financial projections for the Company prepared by management of the Company;

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    (viii)  held discussions with the Company's management regarding the business, operations, historical financial performance, projected financial performance and future prospects of the Company;
      (ix) reviewed the historical trading prices and volumes of the Company's Common Stock and Depositary Shares and analyzed the relationship between the two securities;
       (x) performed various analyses of the Company and the Exchange Offer using generally accepted valuation methodologies including: (a) comparable public company analysis; (b) discounted cash flow analysis; and (c) comparable transactions analysis;
      (xi) analyzed the pro forma impact of the Exchange Offer on the Company's capitalization and historical and projected results; and
     (xii) performed such other studies, analyses, inquiries and investigations as we deemed appropriate.

In rendering our opinion, we have assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to us by the Company or obtained by us from other sources, and upon the assurance of the Company's management that it is unaware of any information or facts that would make the information provided to us incomplete or misleading. We have not independently verified such information, undertaken an independent appraisal of the assets or liabilities (contingent or otherwise) of the Company or been furnished with any such appraisals. With respect to financial forecasts furnished to us by the Company, we have been advised by the senior management of the Company, and we have assumed, that they have been reasonably prepared and reflect the best currently available estimates and judgment of the senior management of the Company as to the expected future financial performance of the Company.

Our opinion is necessarily based upon economic, market and other conditions as they exist on, and the information made available to us as of, the date hereof (including, without limitation, the respective market prices of the Common Stock and the Depositary Shares). Moreover, given the varying tax implications that the Exchange Offer could have on the holders of Depositary Shares depending on their specific circumstances, we have not taken into account the potential tax consequence of the Exchange Offer to any holder or category of holders of the Depositary Shares, including the application and effect of federal, state, local and foreign income and other tax laws. Holders of Depositary Shares should consult with their own tax advisors as to the specific tax consequences of the Exchange Offer to them, including the application and effect of federal, state,
local and foreign income and other tax laws.   We disclaim any undertaking or
obligation to advise any person of any change in any fact or matter affecting its opinion which may come or be brought to its attention after the date as of which such opinion is given.

Schroder Wertheim & Co. Incorporated, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

The opinion expressed herein does not constitute a recommendation as to any action the Finance Committee of the Board of Directors, the Board of Directors, any other committee thereof, or any shareholder of the Company or any holder of Depositary Shares should take in connection with the Exchange Offer. In rendering this opinion we have not been engaged to act as an agent or fiduciary of the holders of Depositary Shares or any other third party. Such opinion relates solely to the fairness of the Exchange Ratio to the holders of Depositary Shares from a financial point of view. We express no opinion herein as to the structure, terms or effect of any other aspect of the Exchange Offer.

This letter is for the information of the Finance Committee of the Board of Directors of the Company and is solely for use in its consideration of the fairness of the Exchange Ratio to the holders of Depositary Shares from a financial point of view and may not be used for any other purpose or referred to without our prior written consent. Without limiting the foregoing, we consent to the reference to our opinion in, and the inclusion of our opinion as an exhibit to, the Offering Circular.

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Based upon and subject to the foregoing, we are of the opinion, as investment bankers, that, as of the date hereof, the Exchange Ratio is fair to the holders of Depositary Shares from a financial point of view.

                                        Very truly yours,



                                        SCHRODER WERTHEIM & CO. INCORPORATED